Exhibit 99.1

CONTACTS:
Timothy K. Zimmerman	Andrew W. Hasley	Susan A. Parente
Chief Executive Officer	President	Executive Vice President & Chief
412.856.0363	412.856.0363	Financial Officer
		412.856.0363

RELEASE DATE: January 25, 2018

STANDARD AVB FINANCIAL CORP. ANNOUNCES A QUARTERLY DIVIDEND

PAYMENT AND FOURTH QUARTER AND CALENDAR YEAR EARNINGS

Monroeville, Pennsylvania – January 25, 2018 – Standard AVB Financial Corp. (the “Company”) - (OTCQX: STND), the holding company for Standard Bank, PaSB, today announced earnings for the quarter ended December 31, 2017 of $1.4 million, or $0.31 per share, compared to $559,000, or $0.23 per share, for the quarter ended December 31, 2016. Net income for the current quarter includes a write-down of net deferred tax assets of $387,000, which is reflected as an increase in income tax expense. The re-valuation and adjustment to the Company’s net deferred tax asset was required in fiscal 2017 as a result of the Tax Cuts and Jobs Act of 2017 “the Tax Act”, which was signed into law on December 22, 2017. As previously disclosed, the merger of Allegheny Valley Bancorp, Inc. with and into Standard Financial Corp. was consummated at the close of business on April 7, 2017. There were no merger-related expenses during the quarter ended December 31, 2017. Net income for the fourth quarter of 2016 included merger-related expenses of $307,000 ($288,000 after-tax). Excluding the after-tax impact of the 2016 merger-related expenses, net income would have been $847,000, or $0.35 per share, for the quarter ended December 31, 2016. The Company’s annualized return on average assets and average equity were 0.59% and 4.31%, respectively, for the quarter ended December 31, 2017 compared to 0.46% and 3.06%, respectively, for the quarter ended December 31, 2016 (0.69% and 4.64%, respectively, excluding the merger-related expenses).

For the twelve months ended December 31, 2017, net income was $4.3 million, or $1.08 per share compared to $2.7 million, or $1.14 per share for the twelve months ended December 31, 2016. Merger-related expenses for the twelve months ended December 31, 2017 were $3.1 million ($2.1 million after tax) and $1.0 million for the twelve months ended December 31, 2016, ($756,000 after tax). Excluding the after-tax impact of merger-related expenses, earnings would have been $6.4 million, or $1.59 per share for 2017, compared to $3.5 million, or $1.46 per share, for the twelve months ended December 31, 2016. The Company’s annualized return on average assets and average equity were 0.51% and 3.69%, respectively, (0.75% and 5.45%, respectively, excluding the merger-related expenses) for the twelve months ended December 31, 2017 compared to 0.56% and 3.74%, respectively, for the twelve months ended December 31, 2016 (0.72% and 4.77%, respectively, excluding the merger-related expenses).

The Company’s board of directors declared a quarterly cash dividend of $0.221 per share of the Company’s common stock. The dividend will be payable to stockholders of record as of February 1, 2018 and will be paid on February 15, 2018.

Timothy K. Zimmerman, CEO, stated, “I am pleased to report positive trends in earnings and asset quality continued this quarter. Delinquencies and non-performing loans remain at very favorable levels. However, the results for the quarter were significantly impacted by the Tax Act. The Bank recorded a non-recurring tax expense to reduce the carrying value of net deferred tax assets. The Bank also sold approximately $22 million of investment securities at a loss of $315,000 to take advantage of the higher tax deduction in 2017 and allow for repositioning of the Company’s investment security portfolio at anticipated higher yields during 2018. Post-merger initiatives to streamline operations and complete post-conversion projects continued during the current quarter. This is an on-going process that will continue during the first quarter of 2018.”

All comparisons to year-end 2016 and the three and twelve months ended December 31, 2016 that follow are to Standard Financial Corp. only, before the completion of the merger with Allegheny Valley Bancorp., Inc.

Total assets at December 31, 2017 increased 99% to $972.6 million, from $488.0 million at December 31, 2016. Net loans receivable at December 31, 2017 were $747.0 million, compared to $381.5 million at December 31, 2016. The 96% increase in loans was a result of the acquisition and also organic growth in commercial mortgage, commercial business and residential mortgage loans during the period.

Total deposits at December 31, 2017 increased 92% to $694.8 million from $362.2 million at December 31, 2016. Borrowed funds increased 178% to $138.9 million from $50.0 million. The increase in deposits and borrowed funds was primarily related to the acquisition and funding for loan growth.

Stockholders’ equity of $134.0 million at December 31, 2017 increased 84% from $73.0 million at December 31, 2016. The increase is due primarily to the issuance of 2,168,097 shares of stock as merger consideration in the acquisition.

Net interest income was $7.5 million for the three months ended December 31, 2017 compared to $3.3 million for the three months ended December 31, 2016. The increase was primarily due to growth from the acquisition and increased loan production during the quarter. The net interest margin for the 2017 quarter was 3.23%, compared to 2.82% for the same period in the prior year, due primarily to an increase in the yield on interest-earning assets. Net interest income was $25.5 million for the twelve months ended December 31, 2017, compared to $12.8 million for the twelve months ended December 31, 2016, due primarily to growth from the acquisition. The net interest margin for the 2017 twelve month period was 3.20%, compared to 2.81% for the same period in the prior year, due to a lower cost of interest-bearing liabilities, an increase in non-interest bearing deposits from the acquisition, and a higher yield on interest-earning assets.

The provision for loan losses recorded for the three months ended December 31, 2017 was $250,000 compared to $40,000 for the three months ended December 31, 2016. A provision of $517,000 was recorded for the twelve months ended December 31, 2017, compared to $145,000 for the twelve months ended December 31, 2016. Non-performing loans at December 31, 2017 were $2.9 million, or 0.39% of total loans compared to $1.1 million, or 0.29% of total loans at December 31, 2016.

Noninterest income totaled $775,000 for the quarter ended December 31, 2017 compared to $664,000 for the quarter ended December 31, 2016 and $3.6 million for the twelve months ended December 31, 2017 compared to $2.6 million for the 2016 period. The increase for both periods was due to increased service charges on deposits and higher investment management fees, primarily related to the acquisition, partially offset by net security losses. The securities were sold in 2017 to take advantage of the higher tax deduction.

Noninterest expenses totaled $5.4 million for the quarter ended December 31, 2017, compared to $2.6 million for the quarter ended December 31, 2016. For the twelve months ended December 31, 2017, noninterest expenses, excluding merger expenses, totaled $18.7 million compared to $10.3 million for the twelve months ended December 31, 2016. There were no merger expenses included in the three month period in 2017. The twelve month period in 2017 included merger expenses totaling $3.1 million. The three and twelve month periods in 2016 included merger expenses totaling $307,000 and $1.0 million, respectively. Excluding the merger expenses, the higher non-interest expenses in the 2017 periods were due mainly to increases in compensation, premises and other operating expenses as a result of including the operations of Allegheny Valley Bank beginning as of the close of business on April 7, 2017.

Standard AVB Financial Corp., with total assets of $972.6 million at December 31, 2017, is the parent company of Standard Bank, PaSB, a Pennsylvania chartered savings bank which operates 17 offices serving individuals and small to mid-sized businesses in Allegheny, Westmoreland and Bedford Counties, in Pennsylvania and Allegany County in Maryland. Standard Bank is a member of the FDIC and an Equal Housing Lender.

This news release may contain a number of forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

(More)

Standard AVB Financial Corp. (1)

Financial Highlights

(Dollars in thousands, except per share data)

(Unaudited)

OPERATIONS DATA:	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Interest and Dividend Income	$9,012	$4,133	$30,556	$16,309
Interest Expense	1,514	879	5,076	3,495
Net Interest Income	7,498	3,254	25,480	12,814
Provision for Loan Losses	250	40	517	145
Net Interest Income after Provision for Loan Losses	7,248	3,214	24,963	12,669
Noninterest Income	775	664	3,647	2,615
Noninterest Expenses	5,394	2,618	18,734	10,326
Merger Expenses	-	307	3,089	1,016
Income before Income Tax Expense	2,629	953	6,787	3,942
Income Tax Expense	1,188	394	2,462	1,215
Net Income	$1,441	$559	$4,325	$2,727

Earnings Per Share - Basic	$0.31	$0.23	$1.08	$1.14
Earnings Per Share - Diluted	$0.30	$0.23	$1.05	$1.11
Annualized Return on Average Assets	0.59%	0.46%	0.51%	0.56%
Average Assets	$983,768	$490,984	$852,297	$484,255
Annualized Return on Average Equity	4.31%	3.06%	3.69%	3.74%
Average Equity	$133,876	$73,038	$117,278	$72,988
Net Interest Spread	3.02%	2.69%	3.01%	2.67%
Net Interest Margin	3.23%	2.82%	3.20%	2.81%

FINANCIAL CONDITION DATA:	December 31,	December 31,
	2017	2016
Total Assets	$972,600	$487,966
Cash and Cash Equivalents	16,265	10,520
Investment Securities	133,938	61,181
Loans Receivable, Net	747,035	381,532
Deposits	694,846	362,187
Borrowed Funds	138,913	50,010
Total Stockholders' Equity	133,972	72,990

Book Value Per Share	$27.97	$28.00
Tangible Book Value Per Share	$21.87	$24.64

Allowance for Loan Losses	$4,127	$3,837
Non-Performing Loans	$2,926	$1,115
Allowance for Loan Losses to Total Loans	0.55%	1.00%
Allowance for Loan Losses to Non-Performing Loans	141.0%	344.1%
Non-Performing Assets to Total Assets	0.34%	0.28%
Non-Performing Loans to Total Loans	0.39%	0.29%

(1) Financial highlights are for the three and twelve months ended December 31, 2017 and December 31, 2016, respectively and reflect the financial results of Standard AVB Financial Corp. The 2017 periods include the acquisition of Allegheny Valley Bancorp, Inc., effective as of the close of business April 7, 2017, while the 2016 periods include only the amounts for Standard Financial Corp. before the completion of the merger.

STANDARD AVB FINANCIAL CORP.

RECONCILIATION OF CERTAIN NON-GAAP FINANCIAL MEASURES

EXPLANATION OF OUR USE OF NON-GAAP MEASURES

In addition to the results of operations presented in accordance with generally accepted accounting principles (GAAP), our management uses, and this exhibit contains, certain non-GAAP financial measures, such as net income excluding merger-related expenses, earnings per share excluding merger-related expenses, returns on average assets excluding merger-related expenses and returns on stockholders’ equity excluding merger-related expenses. We believe these non-GAAP financial measures provide information useful to investors in understanding our underlying operational performance, our business and performance trends, and facilitate comparisons with the performance of others in the financial service industry.

Although we believe that the above mentioned non-GAAP financial measures enhance investors’ understanding of our business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. The reconciliation of these non-GAAP financial measures from GAAP to non-GAAP follows.

Standard AVB Financial Corp.

Reconciliation of Certain Non-GAAP Financial Measures

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended December 31, 2017	Three Months Ended December 31, 2016

Net Income (GAAP)	$1,441	$559
After tax merger-related expenses (GAAP)	-	288
Net income, excluding merger-related expenses	$1,441	$847

Earnings Per Share - Basic
GAAP	$0.31	$0.23
Excluding merger-related expenses	n/a	$0.35

Earnings Per Share - Diluted
GAAP	$0.30	$0.23
Excluding merger-related expenses	n/a	$0.34

Average Assets (GAAP)	$983,768	$490,984

Return on Average Assets
GAAP	0.59%	0.46%
Excluding merger-related expenses	n/a	0.69%

Average Equity (GAAP)	$133,876	$73,038

Return on Average Equity
GAAP	4.31%	3.06%
Excluding merger-related expenses	n/a	4.64%

	Twelve Months Ended December 31, 2017	Twelve Months Ended December 31, 2016

Net Income (GAAP)	$4,325	$2,727
After tax merger-related expenses (GAAP)	2,070	756
Net income, excluding merger-related expenses	$6,395	$3,483

Earnings Per Share - Basic
GAAP	$1.08	$1.14
Excluding merger-related expenses	$1.59	$1.46

Earnings Per Share - Diluted
GAAP	$1.05	$1.11
Excluding merger-related expenses	$1.55	$1.42

Average Assets (GAAP)	$852,297	$484,255

Return on Average Assets
GAAP	0.51%	0.56%
Excluding merger-related expenses	0.75%	0.72%

Average Equity (GAAP)	$117,278	$72,988

Return on Average Equity
GAAP	3.69%	3.74%
Excluding merger-related expenses	5.45%	4.77%